September 23, 2013

Liquid Holdings Group, Inc.

800 Third Avenue

39th Floor

New York, NY 10022

Re:	Liquid Holdings Group, Inc.
Proposed offering of up to an aggregate of 1,651,203 shares of Common Stock, par value $0.0001 per share pursuant to the Liquid Holdings Group, Inc. 2012 Amended and Restated Stock Incentive Plan

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Liquid Holdings Group, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) on September 23, 2013 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to an aggregate of 1,651,203 shares of the Company’s Common Stock, par value $0.0001 per share, (the “Shares”).  The Shares subject to the Registration Statement are to be issued under the Liquid Holdings Group, Inc. 2012 Amended and Restated Stock Incentive Plan (the “Plan”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below.  In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  We have also assumed that there are no agreements or understandings between or among the Company and any participant in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.

September 23, 2013

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued in accordance with the terms set forth in the Plan, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP